UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

CARDIAC SCIENCE CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 25, 2007

Dear Stockholders:

     I am pleased to invite you to the Annual Meeting of Stockholders of Cardiac Science Corporation. The meeting will be held at 10:00 a.m. local time on May 25, 2007 at Cardiac Science’s offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The accompanying Notice of Annual Meeting and Proxy Statement describe the proposals to be considered at the meeting.

     We hope you can join us on May 25, 2007. Whether or not you can attend, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Michael K. Matysik Senior Vice President, Chief Financial Officer and Secretary

CARDIAC SCIENCE CORPORATION
3303 Monte Villa Parkway
Bothell, WA 98021

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 25, 2007
____________________

TO THE STOCKHOLDERS OF CARDIAC SCIENCE CORPORATION,

     On Friday, May 25, 2007, we will hold our Annual Meeting of Stockholders at our offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. The meeting will begin at 10:00 a.m. local time. At the meeting, stockholders will be asked to:

1.	Elect three Class II directors; and

2.	Consider other matters properly presented at the meeting.

       You are entitled to vote at the annual meeting if you were a stockholder of record at the close of business on April 19, 2007.

Sincerely,

Michael K. Matysik Senior Vice President, Chief Financial Officer and Secretary
Bothell, Washington
April 25, 2007

     All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

PROXY STATEMENT CONTENTS

ANNUAL MEETING INFORMATION
Who is entitled to vote?	1
What is a quorum?	1
What matters are being presented at the annual meeting?	1
How many votes are required to elect a director?	1
How many votes do I have?	1
How will my proxy be voted?	2
How are proxies solicited for the annual meeting and who is paying the expenses of solicitation of
proxies?	2
Who counts the votes?	2
Can brokers vote on proposals?	2
Can I revoke my proxy?	2
PROPOSAL: ELECTION OF DIRECTORS	3
Nominees for election to a three-year term expiring at the 2010 Annual Meeting	3
Directors continuing in office until the 2009 Annual Meeting	4
Directors continuing in office until the 2008 Annual Meeting	4
OTHER INFORMATION AS TO DIRECTORS	5
Director Independence	5
Board Committees and Meetings	5
Non-Employee Directors Compensation	7
Other Director Compensation	9
Director Nominations and Qualifications	9
Stockholder Communications with the Board of Directors	10
CODE OF ETHICS	10
REPORT OF THE AUDIT COMMITTEE	11
AUDIT AND RELATED FEES	11
EXECUTIVE OFFICERS	12
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	13
COMPENSATION DISCUSSION AND ANALYSIS	14
EXECUTIVE COMPENSATION	19
Summary Compensation Table	19
2006 Grants of Plan-Based Awards	20
Outstanding Equity Awards at 2006 Fiscal Year End	22
2006 Option Exercises	23
TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS	23
Amended and Restated Employment Agreements	23
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL
TABLE	25
Other Change-in-Control Arrangements	25
COMPENSATION COMMITTEE REPORT	26
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
EQUITY COMPENSATION PLAN INFORMATION	29
Description of Equity Compensation Not Approved by Stockholders	30
ADDITIONAL INFORMATION AND STOCKHOLDER PROPOSALS	35
Selection of Independent Registered Public Accounting Firm	35
Stockholder Proposals	35

-i-

CARDIAC SCIENCE CORPORATION
3303 Monte Villa Parkway
Bothell, WA 98021

____________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 25, 2007
____________________

ANNUAL MEETING INFORMATION

     The enclosed proxy is solicited on behalf of the board of directors of Cardiac Science Corporation, a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Friday, May 25, 2007 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes described below and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at our offices located at 3303 Monte Villa Parkway, Bothell, Washington 98021. We mailed this proxy statement and accompanying proxy card on or about April 25, 2007 to the stockholders of record who owned shares of our common stock as of April 19, 2007.

Who is entitled to vote?

     Only holders of record of common stock at the close of business on April 19, 2007 may vote at the annual meeting. We had approximately 22,677,697 shares of common stock outstanding on that date.

What is a quorum?

     The required quorum is a majority of the shares issued and outstanding on the record date. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. There must be a quorum for the meeting to be held.

What matters are being presented at the annual meeting?

     You are being asked to elect three directors to our board of directors. The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

How many votes are required to elect a director?

     If a quorum is present at the annual meeting, the three candidates receiving the highest number of affirmative votes will be elected. In a plurality election, such as this, abstentions or withhold votes have no effect, since approval by a percentage of the shares present or outstanding is not required. Stockholders are not entitled to cumulate votes for the election of directors.

How many votes do I have?

     Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting.

How will my proxy be voted?

     All shares represented by properly executed proxies will be voted in accordance with the directions set forth on the proxy. If you do not give any direction, your shares will be voted for all management proposals. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the annual meeting, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote the shares.

How are proxies solicited for the annual meeting and who is paying the expenses for solicitation of proxies?

     We will bear the cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the form of proxy, and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services. We may engage a proxy soliciting service to assist us in the solicitation of proxies.

Who counts the votes?

     ADP, the inspector of election appointed for the meeting, will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes.

Can brokers vote on the proposals?

     Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Brokers will have discretion to vote on the proposal relating to the election of directors.

Can I revoke my proxy?

     Any person giving a proxy may revoke it at any time before it is voted. It may be revoked by filing with our Corporate Secretary at our principal executive office, 3303 Monte Villa Parkway, Bothell, Washington 98021, a written notice of revocation or a signed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL

ELECTION OF DIRECTORS

     Our bylaws provide for a board of directors that consists of a number of directors as determined by the board, except that the board of directors shall not have fewer than three members. The maximum size of the board is currently set at nine. Directors serve three year terms, and are divided into three classes. Each year at the annual meeting, the directors of a given class are nominated for re-election to continue service.

     Our board of directors is presently composed of eight members. The current directors whose term of office expires in 2007 (Class II) are Jue-Hsien Chern, Ph.D., Raymond W. Cohen and Ruediger Naumann-Etienne, Ph.D. Following the annual meeting, there will be one vacancy in Class I, and the board of directors is considering whether to fill this vacancy, but has not yet decided to do so as of the date of this proxy statement. A director appointed by the board of directors to fill a vacancy (including a vacancy created by an increase in the size of the board of directors) serves for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified. Proxies solicited for this annual meeting will not be voted for more than the three nominees listed above.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.

Nominees for election to a three-year term expiring at the 2010 Annual Meeting

     Jue-Hsien Chern, Ph.D, age 52, has served as one of our directors since September 2005. Mr. Chern previously served as a director of Quinton Cardiology Systems, Inc., one of our predecessor companies that we refer to as Quinton, from March 2003 to August 2005. Since January 2000, he has served as Vice President and General Manager of the D.S.M. division of Mentor Graphics, Inc., a leading provider of electronic design automation products and services. From 1998 to 1999, Dr. Chern served as head of the D.S.M. business unit of Avant! Corporation, a provider of electronic design automation products. Dr. Chern received his Ph.D. in Civil Engineering from State University of New York at Buffalo and a M.S. and B.S. in Civil Engineering from National Taiwan University.

     Raymond W. Cohen, age 48, served as our President and Secretary from our inception in February 2005 until September 2005, as one of our directors since February 2005 and as Chairman from August 2005 to November 2006. Mr. Cohen has served as Chief Executive Officer and a director of Symphony Medical, Inc., a company that develops therapies to treat atrial fibrillation and other cardiac abnormalities, since May 2006. Mr. Cohen previously served as President, Chief Executive Officer, and a member of the Board of Directors of Cardiac Science, Inc., one of our predecessor companies that we refer to as CSI, from January 1997 until August 2005, and as Chairman of the CSI Board of Directors from September 2003 to August 2005. Prior to joining CSI, Mr. Cohen was President of Diagnostic Monitoring, a privately held manufacturer and international distributor of non-invasive cardiac monitoring devices which was acquired by CSI in 1997. From 1982 to 1990, Mr. Cohen held various sales and marketing positions in firms that manufactured and marketed cardiology products including Brentwood Instruments, Inc. Mr. Cohen serves as a director of BioLife Solutions, Inc., a manufacturer of cryopreservation products used for human cell and tissue preservation. Mr. Cohen also serves as director of BioGenex, Inc., a manufacturer of automated diagnostic laboratory instruments for cellular and molecular pathology. In addition, Mr. Cohen is a director on Syncroness, Inc., a contract engineering and product development firm, and serves on the advisory board for the College of Osteopathic Medicine, Western University of Health Services. Mr. Cohen holds a B.S. in Business Management from the State University of New York at Binghamton.

     Ruediger Naumann-Etienne, Ph.D, age 60, has served as one of our directors and as our Vice-Chairman from September 2005 to November 2006 and as our Chairman since that date. Dr. Naumann-Etienne previously served as a director and Chairman of the Board for Quinton from April 2000 to August 2005, as Chief Executive Officer of Quinton from November 2000, first as a consultant and, from December 31, 2001, as a full-time employee, until September 2003. Dr. Naumann-Etienne is the owner and has been the Managing Director of Intertec Group, an investment company acting as a principal in managing high technology growth situations, since 1989. From 1993 to

1999, Dr. Naumann-Etienne served as Chairman of OEC Medical Systems Inc., a leader in fluoroscopic imaging for minimally invasive surgery. From 1995 to 1997, he also served as OEC’s President and Chief Executive Officer. Dr. Naumann is also a director of Bio-Rad Laboratories, Inc. and Varian Medical Systems, Inc. Dr. Naumann-Etienne holds a Ph.D. in International Finance from the University of Michigan, an M.A. in Industrial Management from Georgia Institute of Technology and a B.A. in Economics from the Technical University of Berlin, Germany.

The board of directors recommends a vote in favor of each nominee.

Director continuing in office until the 2009 Annual Meeting

     Jeffrey O’Donnell, Sr., age 46, has been one of our directors since September 2005. Mr. O’Donnell previously served as a director of CSI from September 2003 to August 2005. Since 1999, Mr. O’Donnell has been the President and Chief Executive Officer and a member of the Board of Directors of PhotoMedex, Inc., a developer of proprietary excimer laser and fiber optic systems and techniques. He served as President and CEO of Radiance Medical Systems (originally Cardiovascular Dynamics) from 1997 to 1999, having joined that company as Vice President of Sales and Marketing in 1995. He subsequently assumed a role as non-executive Chairman of the Board at that company. From 1994 to 1995, Mr. O’Donnell held the position of President and Chief Executive Officer of Kensey Nash Corporation. Additionally, he has held several senior sales and marketing management positions at Boston Scientific, Guidant Corporation and Johnson & Johnson Orthopedic. Mr. O’Donnell is a director of Endologix, Inc. and currently serves on a number of other corporate boards for private companies. Mr. O’Donnell holds a B.S. in business administration and marketing from La Salle University.

     Timothy C. Mickelson, age 58, has served as a director since November 2006. From April 2003 until his retirement in May 2005, Dr. Mickelson was an Executive Vice President of Philips Medical Systems, a medical device manufacturer, and Chief Executive Officer of its Global Customer Service business. Prior to this position, Dr. Mickelson served as the Chief Executive Officer of Philips Medical’s Ultrasound business from October 1998 until April 2003. From December 1988 until December 1997, Dr. Mickelson held various positions at Marquette Medical Systems, including Vice President of its Patient Monitoring Division, President of Corometrics Medical Systems, and President of Marquette Medical Systems from August 1995 until December 1997. Dr. Mickelson holds a Ph.D. in Physiology from Ohio University, an M.S. from Thayer School of Engineering (Dartmouth College), and a B.S. in Electrical Engineering from the University of Wisconsin.

Directors continuing in office until the 2008 Annual Meeting

     W. Robert Berg, age 63, has served as one of our directors since September 2005. Mr. Berg previously served as a director of Quinton from July 2002 to August 2005. From October 1985 to January 2000, Mr. Berg held several positions at SeaMED Corporation, a medical equipment company, including Vice President of Operations from 1985 to 1987, and President and CEO from 1987 to 2000. He served as President of SeaMED until he retired in January 2000. Mr. Berg holds a B.A. from the University of Washington.

     John R. Hinson, age 44, has served as our Chief Executive Officer and as one of our directors since we were incorporated in February 2005, and as President since September 2005. Mr. Hinson previously served as Chief Executive Officer of Quinton from September 2003 to August 2005, as President from November 2000 to August 2005, as Chief Operating Officer from February 2000 to August 2005, as Chief Financial Officer and Executive Vice President of Operations from April 1999 to May 2001, as Secretary from July 1999 through April 2002, and as a director from July 1999 to August 2005. He holds an M.B.A. from the Anderson Graduate School of Management at UCLA and a B.A. in Economics from Claremont McKenna College.

     Ray E. Newton, III, age 43, has been one or our directors since September 2005. Mr. Newton previously served as a director of CSI from May 2002 to August 2005. Since 1999, Mr. Newton has served as a Senior Managing Director of Perseus, LLC, a merchant bank and private equity fund management company with offices in Washington D.C. and New York City. Prior to joining Perseus, Mr. Newton was a general partner at J.H. Whitney & Co., a private equity and subordinated debt investment firm. Prior to Whitney, Mr. Newton was in the Merchant Banking Department at Morgan Stanley & Co., Incorporated. Mr. Newton holds an M.B.A. from Stanford University’s Graduate School of Business and a B.A., magna cum laude, from Princeton University.

OTHER INFORMATION AS TO DIRECTORS

Director Independence

     Nasdaq Marketplace Rule 4350 requires that a majority of our directors be “independent,” as defined by Nasdaq Marketplace Rule 4200(a)(15). Our board of directors reviewed the independence of our directors pursuant to Nasdaq Marketplace Rule 4350. As part of this review, the board considered any transactions or relationships which currently exist or, existed during the past three years, between each director, or certain family members of each director, and us and our subsidiaries, senior management or their affiliates, other affiliates of ours, equity investors or independent registered public accounting firms. Based on an analysis of the independence of the directors, our board of directors determined that:

  W. Robert Berg, Jue-Hsien Chern, Ray E. Newton, III, Jeffrey F. O’Donnell, Sr., and Tim Mickelson who represent a majority of our directors, are independent;

  John Hinson, our Chief Executive Officer, does not meet the definition of independence specified under Nasdaq Marketplace Rule 4200(a)(15) because he is an employee; and

  Raymond W. Cohen and Ruediger Naumann-Etienne served as employees in 2005, and under applicable Nasdaq Marketplace Rules may not be deemed to be independent until three years following their respective terminations as employees.

     In determining that Ray E. Newton, III, is independent the Board considered the following:

o	In September 2005, concurrent with the closing of the merger transaction involving us and our predecessor companies CSI and Quinton, and pursuant to the Senior Note and Warrant Conversion Agreement (the “Conversion Agreement”) by and among us, CSI and certain affiliates of Perseus, LLC dated February 28, 2005, Perseus exchanged senior notes having an aggregate principal amount and accrued interest of approximately $61 million, as well as warrants to purchase approximately 13.4 million shares of CSI common stock, for a combination of $20 million in cash and 2,843,915 shares of our common stock. Pursuant to the Second Amended and Restated Registration Rights Agreement by and among CSI and certain affiliates of Perseus dated February 28, 2005, on December 7, 2005 we filed a shelf registration statement on Form S-3 covering the resale of the securities issued pursuant to the Conversion Agreement.

o	In April 2007, we agreed to pay approximately $56,500 to Perseus, LLC, of which Mr. Newton is managing director. Through its affiliated funds, Perseus, LLC beneficially owns approximately 14% of our outstanding common stock. The payment represents reimbursement of a portion of the legal fees Perseus incurred on behalf of Mr. Newton in connection with certain shareholder lawsuits brought against CSI and other named individuals, including Mr. Newton, relating to the merger transaction between Quinton and CSI, which closed in September 2005.

Board Committees and Meetings

     Our board of directors has an audit committee, a compensation committee and a nominating and governance committee.

     Audit Committee. The audit committee meets with our independent registered public accounting firm at least quarterly, prior to releasing our quarterly results, to review the results of the auditors’ interim reviews and annual audit results before they are released to the public or filed with the SEC or other regulators. The audit committee also adopts and approves funding for the independent registered public accounting firm and reviews the comments as to the quality of our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process. The audit committee also considers, in consultation with the independent registered public accounting firm, the audit scope and plan. The audit committee operates according to a written charter adopted by our board of directors, which is posted on our website at http://www.cardiacscience.com in the corporate governance section under “Investors – Corporate Governance.” The audit committee currently consists of W. Robert Berg (Chairman), Jue-Hsien Chern and Tim Mickelson. Each of our directors who served on the audit committee are independent, as defined with respect to audit committee members pursuant to Nasdaq Marketplace Rule 4350(d)(2)(A). The audit committee met four times in 2006.

     Our board of directors determined that W. Robert Berg is an “audit committee financial expert” as defined in Section 407(d)(5) of Regulation S-K of the Securities Exchange Act, as amended. In addition, Mr. Berg meets the standard of financial sophistication as set forth in Nasdaq Marketplace Rule 4350(d)(2)(A).

     Compensation Committee. The Compensation Committee of our Board of Directors is responsible for establishing our approach to compensation and supervising the compensation programs used to implement this approach. The committee is also responsible for overseeing the design of the specific programs used to compensate our executive officers and other members of senior executive management and non-employee directors and for determining the terms and conditions of the compensation of each of these senior leaders. In addition, the committee awards stock options to employees and consultants under our stock option plans. Under its written charter, the committee may delegate authority, as it deems appropriate, to perform some of its responsibilities to our officers, but to date, has not delegated any of its authority.

     At each in-person meeting of our Board, the committee chairman presents a report of the agenda items discussed and the actions approved at previous committee meetings. The committee invites management to advise the committee during meetings and preparatory sessions, as appropriate. In addition, in setting the compensation for our Chief Executive Officer and other senior executives, the committee takes into account the recommendations from our Chief Executive Officer and Chief Financial Officer, as described in more detail below under Compensation Discussion and Analysis. Generally, the Chief Financial Officer serves as the committee’s secretary. We send out meeting materials in advance of each meeting to allow the committee members time to review them. The committee also regularly meets in executive sessions without management present.

     As is true for each of our Board’s regular committees, the committee operates under a written charter, which is reviewed and assessed each year. We provide the charter to the public on our website at http://www.cardiacscience.com in the corporate governance section under “Investors – Corporate Governance.” The compensation committee currently consists of Ray E. Newton, III (Chairman), W. Robert Berg, Jue-Hsien Chern and Jeffrey F. O’Donnell, The compensation committee met 4 times in 2006.

     Nominating and Governance Committee. The nominating and governance committee selects and recommends individuals to be presented to our shareholders for election or re-election to the board of directors, oversees the evaluation of the performance and leadership of the board of directors, monitors corporate governance policies and codes of conduct applicable to our board of directors, officers and employees and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the our website, http://www.cardiacscience.com in the corporate governance section under “Investors – Corporate Governance.” The nominating and governance committee currently consists of Jeffrey F. O’Donnell, Sr. (Chairman), Jue-Hsien Chern and Tim Mickelson. The nominating and governance committee met once in 2006.

     Our board of directors met 4 times in 2006. During that time, each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which he served. In addition, three of our directors attended the annual stockholders meeting held in October 2006. We encourage our directors to attend, absent extenuating circumstances, each annual meeting of the stockholders, and provide assistance to the directors upon request in order to help ensure director attendance.

Non-Employee Director Compensation

     The following table sets forth information regarding compensation of our non-employee directors for 2006, which consisted of the following components: cash compensation, which includes annual retainer and meeting attendance fees, and equity compensation, consisting of stock options granted during the year. Each of these components is described in more detail below.

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
Bruce J. Barclay (4)	14,490	—	—	14,490
W. Robert Berg	37,740	27,089	—	64,829
Jue-Hsein Chern	24,300	30,763	—	55,063
Raymond W. Cohen	—	2,255	137,500	139,755
Harvey N. Gillis (5)	16,057	—	—	16,057
Timothy C. Mickelson (6)	3,475	1,459	—	4,935
Ruediger Naumann-Etienne	—	109,259	79,167	188,426
Ray E. Newton, III	20,650	2,255	—	22,905
Jeffrey F. O’Donnell, Sr.	24,060	2,255	—	26,315

(1) This column reports the amount of cash compensation earned in fiscal 2006 for board and committee service.

(2) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to the directors in accordance with SFAS 123R. The assumptions we used to calculate the fair value in accordance with SFAS 123R are set forth in Note 15 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006. In fiscal 2006, the Company granted options to purchase 7,500 shares of our common stock to each non-employee director, other than Messrs. Barclay and Gillis, all of which remain outstanding. The option granted to each of Mr. Berg, Dr. Chern, Mr. Cohen, Dr. Naumann-Etienne, Mr. Newton and Mr. O’Donnell had a grant date fair value of $2,255, calculated in accordance with SFAS 123R, and the option granted to Mr. Mickelson had a grant date fair value of $1,459, calculated in accordance with SFAS 123R. The non-employee directors have the following outstanding option awards at 2006 fiscal year-end: Mr. Barclay (0), Mr. Berg (32,936), Dr. Chern (32,936), Mr. Cohen (272,500), Mr. Gillis (0), Mr. Mickelson (7,500) and Dr. Naumann-Etienne (408,332), Mr. Newton (7,500) and Mr. O’Donnell (35,000).

(3) For Mr. Cohen, All Other Compensation represents fees paid pursuant the agreement between Mr. Cohen and Cardiac Science effective as of September 1, 2005, under which Mr. Cohen was entitled to receive an annual base salary of $150,000 for fiscal 2006. Mr. Cohen’s term as Chairman of the Board expired at the 2006 annual meeting of stockholders held on October 27, 2006, so Mr. Cohen was paid this annual base salary through November 2006 in lieu of the standard retainer and meeting attendance fees paid to non-employee directors. For Dr. Naumann-Etienne, All Other Compensation represents fees paid pursuant to the letter agreement between Dr. Naumann Etienne and Cardiac Science dated November 9, 2005, as amended, under which Dr. Naumann-Etienne was entitled to receive an annual base salary of $75,000 for fiscal 2006 in lieu of the standard retainer and meeting attendance fees paid to non-employee directors, which in March 2007 was increased to $100,000 effective October 27, 2006.

(4) Mr. Barclay’s term as a director expired at the 2006 annual meeting of stockholders held on October 27, 2006.

(5) Mr. Gillis resigned from the Board of Directors effective May 22, 2006.

(6) Mr. Mickelson joined the Board of Directors on November 27, 2006.

     The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill level required by the members of the Board.

     The components of non-employee director compensation are set forth below. Directors who are employees of the Company do not receive any compensation for their services as directors.

     Cash compensation for non-employee directors is as follows:

Annual Director Stipend	$15,000
Annual Committee Chair Stipend:
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000
Board Meeting Fee	$1,000/meeting
Committee Meeting Fee	$700/meeting
Telephonic Meetings	60% of Regular Meeting Fees

     All stipends and meeting attendance fees are paid quarterly in arrears. We also reimburse our non-employee directors for reasonable expenses incurred in attending meetings of the board and its committees. Directors who are our employees do not receive any additional compensation with respect to their service as directors.

     In addition, we have a stock option grant program for our non-employee directors that is administered under the terms and conditions of our 2002 Stock Incentive Plan (the “2002 Plan”). Under the program, each non-employee director automatically receives the following:

Initial Stock Option Grant (upon appointment)(1)	7,500 shares
Additional Annual Stock Option Grants (1)(2)	7,500 shares

(1)	Twenty-Five Percent (25%) of the shares subject to the grant shall vest and become exercisable one year after the grant date and 1/36th of remaining shares subject to the grant shall vest and become exercisable monthly thereafter over the next three years However, if a non-employee director resigns or retires from the board before all options granted to the director have fully vested, the unvested portion of any option granted to a non-employee director (the “Unvested Portion”) shall continue to vest in accordance with the vesting schedule described above. The vested portion of any option may be exercised until the earlier of (i) six months after the date on which the unvested portion of all options held by such non-employee director is fully vested and exercisable and (ii) the expiration date of the option. In the event of the death of a non-employee director, the Unvested Portion immediately becomes fully vested and exercisable, and the option may be exercised until the earlier of (i) one year after the date of death of the non-employee director and (ii) the expiration date of the option. In the event of any Company Transaction (as defined in the 2002 Plan), (a) except as provided in (b) below, each outstanding option shall be assumed or an equivalent option or right substituted by the Successor Company (as defined in the 2002 Plan) or (b) if in connection with a Company Transaction the Successor Company refuses to assume or substitute for an option, then upon consummation of a Company Transaction, each outstanding option held by a non-employee director shall become fully vested and exercisable with respect to 100% of the unvested portion of the option. The exercise price for all options granted to non-employee directors is the fair market value of our common stock on the date of grant.

(2)	Granted immediately following each year’s annual meeting, except that any non-employee director who received an initial grant within three months before or on the date of an annual meeting will not receive an annual grant until immediately following the second annual meeting after the date of the initial grant.

Other Director Compensation

     On November 9, 2005, we entered into an employment agreement with Raymond W. Cohen, effective as of September 1, 2005, pursuant to which we secured his services as Chairman of our Board of Directors. Mr. Cohen served as a non-executive Chairman during 2005 and has been compensated under this agreement as a non-employee service provider since January 1, 2006. Pursuant to the terms of his employment agreement with us, since January 1, 2006, Mr. Cohen received an annual base salary of $150,000. He was also entitled to participate in the benefit programs provided with the approval of the board, subject to applicable eligibility requirements. The term of the employment agreement expired on October 27, 2006, the date of the 2006 annual stockholders meeting. Mr. Cohen was paid the annual base salary through November 2006 in lieu of the standard retainer and meeting attendance fees described above. Mr. Cohen received the standard equity compensation paid to non-employee directors in fiscal 2006.

     Pursuant to a letter agreement dated November 9, 2005, Ruediger Naumann-Etienne, was entitled to receive $75,000 per year for his services as Vice Chairman until October 2006 and then as Chairman in lieu of the standard retainer and meeting attendance fees described above. Dr. Naumann-Etienne received the standard equity compensation paid to non-employee directors in fiscal 2006. In March 2007, the Company increased the annual fee to be paid to Dr. Naumann-Etienne from $75,000 to $100,000, retroactive to date of his appointment as Chairman effective October 27, 2006.

Director Nominations and Qualifications

     In accordance with our Bylaws, any stockholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at such annual stockholders meeting only if we receive at our principal executive offices written notice of any such nominations no less than sixty (60) days and no more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made.

     Any stockholder notice of intention to nominate a director shall include:

  the name and address of the stockholder;
  the class and number of shares of our stock that are beneficially owned and that are owned of record by the stockholder;
  the following information with respect to the person nominated by the stockholder:
  name, age, business address and residence address;
  the principal occupation or employment;
  the class and number of shares of our stock that are beneficially owned by the nominee; and
  other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and serving as a director, if elected).

     The nominating and corporate governance committee of our board of directors will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following:

Chairperson of Nominating and Governance Committee
c/o Corporate Secretary
Cardiac Science Corporation
3303 Monte Villa Parkway
Bothell, WA 98021

Evaluation of any such recommendations is the responsibility of the nominating and governance committee under its written charter. In the event of any stockholder recommendations, the nominating and governance committee would evaluate the persons recommended in the same manner as other candidates. The nominating and governance committee will evaluate all director nominees taking into consideration certain criteria, including the following:

  high standard of personal and professional ethics, integrity and values;
  experience at making and overseeing policy in business, government or education sectors;
  willingness and ability to keep an open mind when considering matters relating to our interests and constituents;
  willingness and ability to devote sufficient time and effort to effectively fulfill the duties and responsibilities of serving as one of our directors;
  willingness and ability to serve multiple terms as a director, if nominated and elected;
  willingness not to engage in activities or interests that may create a conflict of interest with the director’s responsibilities and duties to us and our constituents; and
  willingness and ability to act in our best interests and in the best interests of our constituents.

In addition, our board of directors will also consider the current overall composition of the board of directors, taking into account independence, diversity, leadership qualities, industry knowledge, skills, expertise and experience, size of the board and similar considerations.

Stockholder Communications with the Board of Directors

     Stockholders may contact our board of directors as a group or an individual director by sending written correspondence to the following address:

Board of Directors
c/o Corporate Secretary
Cardiac Science Corporation
3303 Monte Villa Parkway
Bothell, WA 98021

     Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Following review and screening of stockholder communications by our Corporate Secretary as described further below, stockholder communications will be promptly forwarded by the Corporate Secretary to the specified director addressee or to each director, if such communication is addressed to the full board of directors. The Corporate Secretary will generally not forward to the board or to the addressed member of the board those stockholder communications that are primarily commercial in nature, are not relevant to stockholders or other interested constituents or relate to improper or irrelevant topics. In addition, our Corporate Secretary will forward stockholder communications that request general information about us or our products or are otherwise more appropriately addressed by one of our departments to such appropriate department. Stockholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 annual stockholders meeting should follow the procedures specified under “Additional Information about the Meeting and Stockholder Proposals—Stockholder Proposals” below. Stockholders wishing to nominate directors should follow the procedures specified above under “Other Information as to Directors—Director Nominations and Qualifications.”

CODE OF ETHICS

     Our board of directors has adopted a code of ethics that applies to its accounting and financial employees, including our Chief Executive Officer and Chief Financial Officer. This code of ethics is posted on our website, http://www.cardiacscience.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to or waiver from application of the code of ethics to our Chief Executive Officer or our Chief Financial Officer by posting such information on our website, http://www.cardiacscience.com in the corporate governance section under “Investors - Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

     Our board of directors has adopted a written charter for the audit committee.

     Review with Management and Independent Registered Public Accounting Firm. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The audit committee is responsible for overseeing our financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the audit committee has met and held discussions with management and the independent registered public accounting firm regarding our financial statements. The audit committee has reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements as of and for the fiscal year ended December 31, 2006 and the independent registered public accounting firm’s report thereon. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. In addition, the audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

     The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

     Summary. Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the audit committee recommended to the board of directors that our consolidated financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006.

     In connection with its review of our consolidated audited financial statements for the fiscal year ended December 31, 2006, the audit committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent registered public accounting firm. This report is submitted over the names of the members of the audit committee.

THE AUDIT COMMITTEE:

W. Robert Berg
Jue-Hsien Chern
Tim Mickelson

AUDIT AND RELATED FEES

     The following table shows the aggregate fees billed by KPMG LLP to us for fiscal years 2006 and 2005:

	2006	2005
Audit fees	$880,000 (1)	$ 1,270,690 (1)
Audit-related fees	35,764 (2)	27,113 (2)
Tax fees	--	4,500 (3)
All other fees	--	17,000 (4)
____________________

(1)	Includes professional services rendered for the audit of the Company’s financial statements, audit of internal controls over financial reporting, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide.

(2)	Includes fees associated with the audits of pension and other employee benefit plans.

(3)	Includes fees associated primarily with the review of the Company’s tax returns.

(4)	Includes fees associated with the audit of our Shanghai joint venture.

     The audit committee has considered and believes the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

     Pursuant to its written charter, the audit committee is responsible for pre-approving all audit services, review and attest engagements and permitted non-audit services to be provided by our independent registered public accounting firm and the fees for such services. The charter allows the audit committee to delegate pre-approval authority to one or more audit committee members and requires any such member or members to present any decision made pursuant to delegated authority at the next audit committee meeting. The audit committee may establish additional or other procedures for the approval of audit and non-audit services that our independent registered public accounting firm performs. In pre-approving services provided by the independent registered public accounting firm, the audit committee considers whether such services are consistent with applicable rules regarding auditor independence.

EXECUTIVE OFFICERS

     Our executive officers as of April 13, 2007 are as follows (1):

Name	Age	Position
John R. Hinson	44	President, Chief Executive Officer and Director
Michael K. Matysik	48	Senior Vice President, Chief Financial Officer and Secretary
		Senior Vice President, Sales, Marketing & Service, North
Allan R. Criss	47	America
Brian R. Lee	51	Vice President, Engineering
Kurt B. Lemvigh	47	Vice President, International
Feroze D. Motafram	52	Vice President, Operations
Cheryl L. Shea	52	Vice President, Regulatory Affairs & Quality Assurance

     For the biographical summary of Mr. Hinson, see “PROPOSAL: ELECTION OF DIRECTORS.”

     Michael K. Matysik, age 48, has served as our Senior Vice President, Chief Financial Officer and Secretary since September 2005. Mr. Matysik previously served as Senior Vice President, Chief Financial Officer and Secretary for Quinton from April 2002 to August 2005. From May 2001 to November 2001, Mr. Matysik was Executive Vice President and Chief Financial Officer of DMX Music, a global media and technology company. From September 1996 to April 2001, Mr. Matysik was Vice President and Chief Financial Officer of AEI Music Network, Inc., also a global media and technology company. He holds an M.B.A. from the University of Southern California and a B.A. in Business Administration from the University of Washington.

     Allan R. Criss, age 47, has served as our Senior Vice President, Sales, Marketing and Service since March 2007 and Vice President, Acute Care since September 2005. Mr. Criss previously served as Vice President, Acute Care for Quinton from March 2004 to August 2005. Prior to that Mr. Criss served as Vice President, Business Line Ultrasound, for Philips Medical Systems, a medical device manufacturer, from April 2002. From November 2001 through March 2002, Mr. Criss served as Vice President, Sales and Marketing for Advanced Imaging Technologies, an early stage company focused on breast imaging technology. From February 2000 through November 2001, Mr. Criss served as Vice President, U.S. Cardiology Sales for Philips Medical Systems. From January 1989 through January 2000, Mr. Criss held several positions of increasing responsibility with ATL Ultrasound, which was later acquired by Philips Medical Systems. Mr. Criss holds a B.S. in Marketing from Indiana University of Pennsylvania.

     Brian R. Lee, age 51, has served as our Vice President of Engineering since September 2005. Mr. Lee previously served as Vice President of Engineering for Quinton from February 2005 to August 2005. Mr. Lee held the position of Vice President of Engineering with Siemens Medical Solutions Ultrasound Division, a medical device manufacturer, from December 2003 through February 2005. Prior to this position, he served as Vice President of Transducer Research and Development and Vice President, Scanhead Technology Unit with Philips Medical Systems Ultrasound Division from 1995 through October 2003. Mr. Lee holds B.A. and M.A. degrees in Physics from the University of Oregon.

     Kurt B. Lemvigh, age 47, has served as our Vice President, International since September 2005. From February 2001 to August 2005, Mr. Lemvigh served as President, International Operations for CSI. From 2000 to January 2001, Mr. Lemvigh served as the General Manager of GE Medical Systems, Northern Europe, a medical device manufacturer. From 1996 to 2000, Mr. Lemvigh was the Cardiology Marketing Director for Europe, Africa and the Middle East for Marquette-Hellige, and prior to that he was the Marketing Manager for cardiology information systems and Holter monitoring products in Europe, Africa and the Middle East for Marquette-Hellige. Before joining Marquette-Hellige, Mr. Lemvigh was the Sales Director of a Danish medical distribution company for 10 years. Mr. Lemvigh holds a Merconom Business Diploma degree, with a major in Sales and Marketing, from the Niels Brock Copenhagen Business College.

     Feroze D.Motafram, age 52, has served as our Vice President, Operations since September 2005. From June 2003 to August 2005, he served as Vice President, Operations for Quinton. From February 1994 to April 2003, Mr. Motafram held various positions with Eaton Corporation, an industrial manufacturer, including Plant Manager and later Business Unit Manager. From August 1985 to January 1994, he held several operations and engineering positions at Westinghouse Electric Corporation, an electrical equipment manufacturer. Mr. Motafram holds an M.S. in Electrical Engineering from Marquette University and a B.S. in Electrical Engineering from Walchand College of Sangli, India.

     Cheryl L. Shea, age 52, has served as our Vice President, Regulatory Affairs/Quality Assurance since November 2005. From June 2001 through November 2005, she was the Principal of Shea4FDA, a consulting company. From May 2001 to June 2002, Ms. Shea was Vice President of Regulatory Affairs, Clinical and Quality for Confirma, Inc., a developer and marketer of computer-aided-detection systems and accessories for medical imaging. Ms. Shea held the position of Vice President of Regulatory Affairs, Clinical and Quality for CryoGen, Inc. from April 1997 to May 2001. From 1994 to 1997, she was the Director of Regulatory Affairs, Clinical and Quality for ArthroCare Corporation. In addition, Ms. Shea has held other positions specializing in regulatory affairs with Ohmeda, Inc., Baxter Healthcare, and Retroperfusion, Inc. She also has an extensive background in Critical Care Nursing. Ms. Shea holds a B.S. in Nursing from California State University, Fullerton, California.

     (1) Alfred Ford, Darryl R. Lustig and Garry N. Norris were executive officers at December 31, 2006 but not at April 13, 2007 due to the promotion of Mr. Criss to Senior Vice President, Sales, Marketing and Service effective March 19, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to report their stock holdings and transactions to the Securities and Exchange Commission.

     To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, our directors, officers and greater than 10% beneficial owners were in compliance with all of their Section 16(a) filing requirements, except directors Robert Berg, Jue-Hsien Chern, Raymond Cohen, Ruediger Naumann-Etienne and Jeffrey O’Donnell, who each filed one late report related to stock options granted in October 2007, and Al Ford, one of our executive officers as of December 31, 2006, who filed one late report relating to the forfeiture of shares in December 2006 subject to a restricted stock unit award granted in December 2005.

COMPENSATION DISCUSSION AND ANALYSIS

     Overview of Compensation Philosophy and Program

     The Compensation Committee of our Board of Directors, or the committee, designs our executive compensation programs to allow us to attract, motivate and retain employees with the skills and experience necessary for us to succeed in a highly competitive environment and create value for our shareholders. More specifically, our compensation programs for our executive officers named in the compensation tables following this section are designed to:
  assist us in attracting and retaining highly qualified executives critical to our success;
  align the interests of our named executives with the interests of our shareholders;
  link compensation to individual and company performance — both short-term and long-term; and
  motivate our named executives to achieve sustained superior performance.

     We believe we may best achieve our compensation objectives using a variety of compensation programs. We compensate our executive officers with annual cash compensation (base salary and an annual incentive award, or “bonus,” paid in cash), equity-based compensation, post-employment compensation and other benefits.

     Rationale for Pay Mix Decisions

     To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following four principles:

  Compensation should be related to performance

     The committee believes that a significant portion of a senior executive’s compensation should be tied to Company performance. During periods when Company performance meets or exceeds the established objectives, senior executives should be paid at or more than expected levels. When our performance does not meet key objectives, incentive award payments, if any, should be less than expected levels. In its discretion, the committee may also adjust the base salaries of our senior executives when the executive displays outstanding individual performance or when the executive assumes additional responsibility.

  Incentive compensation should represent a large portion of total compensation

     We intend to minimize the amount of fixed compensation paid to senior executives in order to minimize costs when Company performance is not optimum. Compensation should be paid in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Senior executives have the incentive of increasing Company profitability and stockholder return in order to earn the major portion of their compensation package.

  Compensation levels should be competitive

     The committee reviews the peer group analysis to ensure that our compensation programs are competitive. We believe that competitive compensation programs will enhance our ability to attract and retain senior executives.

  Incentive compensation should balance short and long-term performance

     The committee seeks to structure a balance between achieving strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, senior executives are regularly provided both short- and long-term incentives. As part of our long-term incentive program, we provide executives (and many employees) with various means of becoming stockholders. These opportunities include stock option grants, restricted stock unit awards and the opportunity to participate in our employee stock purchase plan.

The committee believes that a mix of long-term incentives allows us to deliver long-term incentive awards aligned with the interests of stockholders. Stock options and restricted stock units encourage executives to focus on share price appreciation, while the service-based restrictions serve as a retention tool.

     How We Set Compensation

     The committee reviews salary information of comparable CEO and executive positions and local pay practices as well as information for a group of peer companies, as discussed below. In determining compensation, the committee considers the executive officer’s leadership, decision-making skills, experience, knowledge, relationships with employees, our board of directors and regulatory agencies, strategic recommendations, customer and employee satisfaction, and positioning for future performance. The committee does not assign relative weight to any of these factors. In addition, we believe that base salary should make up at least 50% of the total compensation available to a named executive officer in a year where the performance targets set by us have been met or exceeded. Within this parameter, we select allocations that we believe are consistent with our overall compensation philosophy as described above. Annual and hire equity grant amounts are based on individual circumstances, in consideration of each executive’s experience, scope of responsibility and individual performance, both demonstrated and expected.

     The CEO and CFO make recommendations for all executive compensation levels to the committee. Although the committee takes into account management recommendations regarding compensation levels of executive officers, it retains discretion to determine these levels and may elect to pay more or less than the amount recommended. Final compensation decisions are made by the committee. With respect to incentive programs including formulaic elements, the committee retains discretion to increase or decrease the amount of the award.

     For 2006, the majority of compensation paid to the named executive officers consisted of salary, performance-based cash awards and equity-based awards. The committee believes that the mix of equity-based and cash compensation provides flexibility in structuring appropriate compensation while furthering the goal of aligning the financial interests of our executive officers with the financial interests of our stockholders. The committee also believes that longer-term equity incentive compensation provides the appropriate balance of risk and reward to our executive officers’ total compensation.

     Peer Group Review

     The committee reviews our financial performance and the financial performance of a peer group, which is selected by the committee on an annual basis. In establishing a peer group of selected companies, the committee, in collaboration with our human resources department, collects and analyzes various factors, which include: the mix and complexity of businesses; the markets being served; market capitalization; asset size; and changes to firms occurring through mergers or shifts in strategic direction. During 2006, our peer group consisted of Zoll Medical Corporation, Thoratec Corporation, Merit Medical Systems, Inc., AthroCare Corporation, Laserscope, Cantel Medical Corp. and Sonosite Inc.

     The peer group review serves as a primary tool to compare compensation data for executive officers, financial metrics and stock performance among the companies included in the group. Our performance, relative to the other members of the peer group, during a single or multi-year performance period, will affect the size of executive officers’ annual cash incentive awards, the number of stock options we grant and the number of restricted stock units that an officer may receive at the end of a performance period.

     The combined elements of base salary, annual cash incentives and long-term equity incentives, are targeted to provide total compensation for our named executive officers at the 50th percentile of the peer group review data in years where expected financial results are achieved. However, for years in which financial results significantly exceed our financial plan and result in greater than expected returns to stockholders, the total compensation could be at the 75th percentile or higher.

     Components of Executive Compensation

     Our compensation and benefits for named executive officers consists of the following components:

  base salaries;
  management incentive program compensation;
  sales commissions;
  long-term equity incentive compensation; and
  other benefits.

     Base Salaries

     Executive base salaries are targeted at mid-range for comparable positions in the industry, comparable scope of responsibility and comparable levels of experience. Specifically, the committee targets the median base salary level (50th percentile) of the peer group for the base salaries of the named executive officers. The committee may adjust base salary levels based on comparisons to the survey data and evaluation of the executive’s level of responsibility and experience as well as Company-wide performance. The committee also considers the senior executive’s success in achieving business results, promoting our mission and vision and demonstrating leadership.

     We believe that benchmarking and aligning base salaries are especially critical to maintaining a competitive compensation program. Changes in base salary affect other elements of our compensation. We set target amounts for annual and long-term incentives as a percentage of base salary.

     Increases to base salaries, if any, are driven primarily by individual performance and comparative data from the peer review data. Individual performance is evaluated by reviewing the executive’s success in achieving business results, promoting our mission and values and demonstrating leadership abilities.

     In setting the base salary of the named executive officers for fiscal year 2006, the compensation committee reviewed the compensation of comparable senior executives from the peer review data. The compensation committee also considered the Company’s continuing achievement of its short- and long-term goals. The compensation committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the senior executives. The compensation committee usually adjusts base salaries for senior executives when:

  the current compensation demonstrates a significant deviation from the market data;
  a senior executive displays outstanding individual performance; or
  a senior executive undertakes additional responsibility.

     Management Incentive Program

     The 2006 Management Incentive Plan (MIP) provides senior executives with the opportunity to earn cash bonuses based on the achievement of minimum profitability, which we set in early 2006 and generally define as 80% of budgeted pre-tax income (based on the company’s audited financial results), which we believe will be challenging to achieve under normal business conditions. The annual incentive component of our compensation program is designed to align senior executive pay with our annual (short-term) performance and to allow our senior executives to share in our financial success. Target payouts are up to 10% of the executive’s base salary, and stretch target payouts are up to 15% of the executive’s base salary, subject to availability of funds through an established accrual rate of 6.5% of consolidated pretax income. The MIP is designed so that in years that financial performance significantly exceeds our financial plan, the stretch target bonus payouts of the MIP are higher than the target bonus payouts. In addition, certain of the Company’s senior executives, including Mr. Hinson, Mr. Matysik and Mr. Norris, are eligible to participate in a senior management program administered under the MIP guidelines that sets target payouts at up to 50% of such executive’s base salary, including the 10% target payout under the general terms of the MIP. Incentive bonuses are generally paid in cash in March of each year for the prior fiscal year’s performance. If minimum profitability is not achieved, there is no payout under the MIP. The committee retains discretion to increase or decrease the amount of the awards made under the MIP.

     The committee approves a target incentive payout as a percentage of the base salary for the incentive period for each level of named executive officer, after considering the target payouts proposed by the CEO and the CFO. These target percentages represent the senior executive’s annual bonus opportunity if the target annual performance goals of the MIP are achieved. We set the target payouts for senior executives under our annual cash incentive plan at the median of the survey data in years when we reach expected financial performance levels. In fiscal 2006, we did not achieve at least 80% of budgeted pre-tax income for fiscal 2006, so no amounts were paid to any of our senior executive officers, including the named executive officers, under the MIP.

     Sales Incentive Program

     The sales incentive program for Mr. Lustig provides him with the opportunity to earn cash bonuses based on the achievement of a minimum level of sales of products through our Primary Care channel. Mr. Lustig’s sales incentive target was set in early 2006 and was based on the revenue of the Primary Care channel, as internally reported, for the year ending December 31, 2006. The 2006 sales target was established by the Company’s CEO and approved by the compensation committee and the board of directors, and we believe his sales target will be challenging to achieve under normal business conditions. The committee retains discretion to increase or decrease the amount of the awards made under Mr. Lustig’s sales incentive program. Mr. Lustig’s incentive plan was structured so that at 90% of the sales target he was eligible for incentive pay of 10% of his base salary at December 31, 2006. At between 91% and 100% of the sales target the incentive pay percentage would have increased from 10% by an additional 2% for each additional 1% of achievement. At 100% of the sales target, Mr. Lustig’s incentive pay would have equaled 30% of his base salary. If greater than 100% of the sales target was achieved, the incentive pay percentage would have increased from 30% by 1% for each 1% by which the sales target was exceeded. In 2006, Mr. Lustig earned a sales incentive payment of $28,000 because revenue in the Primary Care channel exceeded 92% of the sales target.

     Sales Commissions

     Under his sales incentive program, Mr. Lemvigh earned $63,669, representing a sales commission of 0.20% of certain international sales, which was set by the compensation committee after considering management’s recommendation.

     Long-Term Equity Incentive Compensation

     An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. The committee’s objective is to provide senior executives with long-term incentive award opportunities that are consistent with the peer review data and based on each senior executive’s individual performance.

     Currently, we provide executives with stock which vests over time based on continued service. The committee approves the total number of stock options that will be made available to senior executives as a group, as well as the size of individual grants for each named executive officer. The amounts granted to the executives vary each year based on the executive’s performance, the peer review data and the executive’s total compensation package. We do not consider previous awards and grants, whether vested or unvested, in approving the current year’s awards and grants.

     Stock options provide senior executives with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. Our stock options generally vest and become exercisable over a four-year vesting period. The executives will realize a gain from their stock option only if our common stock price increases above the option exercise price and the executive remains employed during the period required for the option to vest, which provides an incentive for the executive to remain employed by us and links a portion of the executive’s compensation to stockholders’ interests by providing an incentive to increase the market price of our stock.

     We generally grant stock options annually, at a meeting scheduled in advance, generally in February and prior to the release of our earnings, at the same time as awards to the general eligible employee population. We schedule the grants at this time to meet appropriate deadlines for compensation-related decisions. For newly hired executives, the committee generally approves these grants at its first regularly scheduled meeting following the executive’s hire date and specifies that the grant will be effective on that date. We set the stock option exercise price for each stock option at the closing market price on the date of grant.

     Other Benefits

     Named executive officers may participate in our employee stock purchase plan, health and welfare programs and 401(k) plan on the same basis as all other eligible employees. We provide our named executive officers with the additional personal benefits as a supplement to their other compensation.

  Car Allowance: We pay some of our named executive officers a car allowance which is paid in lieu of mileage reimbursements for business travel in their personal automobiles.
  Relocation Benefits: The committee has also considered the long-term benefits to stockholders of retaining named executive officers in our competitive employment environment. In certain circumstances, we have paid relocation benefits to new employees to enable them to relocate their families to our headquarters location.

     Limitations on Deductibility of Compensation:

     In establishing total compensation for our chief executive officer and the other named executive officers, the committee considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of annual compensation paid to each named executive officer to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Our stock options are designed to meet the deductibility requirements. However, we believe that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries, annual incentive plan bonuses and restricted stock units that vest over time would not qualify under the Internal Revenue Service rules as compensation excluded from the limitation on deductibility. For 2006 all compensation paid to the named executive officers was deductible.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding compensation for each of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers serving as executive officers as of the end of fiscal 2006 (collectively, the “named executive officers”) for 2006. All numbers are rounded to the nearest dollar.

				Non-Equity
			Option	Incentive Plan	All Other
	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	($)	($)	($)(1)	($)	($)	($)
John R. Hinson(2)
CEO	$321,683	—	$223,522	—	$9,300	$554,505

Michael K. Matysik (3)
Senior VP, CFO and Secretary	$226,187	—	$191,687	—	$3,000	$420,874

Kurt B. Lemvigh (4)
VP, International	$295,937	—	$2,938	$ 63,669	$15,981	$378,525

Darryl R. Lustig (5)
VP, Primary Care	$190,462	—	$197,278	$ 28,000	$10,200	$425,940

Garry D. Norris (6)
VP, Marketing	$207,692	$10,000	$112,625	—	$113,935	$444,252

(1)	The amount reported in this column for each officer reflects the compensation costs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the officer, for stock options granted in and prior to 2006. Assumptions used in the calculation of these compensation costs are included in Note 15 to the Company’s audited financial statements included in the Company’s Form 10-K for the year ended December 31, 2006.

(2)	“All Other Compensation” for fiscal year 2006 with respect to Mr. Hinson represents Company contributions to the Company’s 401 (k) plan of $3,000 and car allowance of $6,300.

(3)	“All Other Compensation” for fiscal year 2006 with respect to Mr. Matysik represents Company contributions to the Company’s 401(k) plan.

(4)	“All Other Compensation” for fiscal year 2006 with respect to Mr. Lemvigh represents Company contributions to the government pension scheme in Denmark. All amounts paid to Mr. Lemvigh were made in Danish Kroner and converted to U.S. dollars in accordance with the terms of his amended and restated employment agreement.

(5)	“All Other Compensation” for fiscal year 2006 with respect to Mr. Lustig represents Company contributions to the Company’s 401 (k) plan of $3,000 and car allowance of $7,200.

(6)	“All Other Compensation” for fiscal year 2006 with respect to Mr. Norris represents $10,000 for the reimbursement of relocation expenses incurred by Mr. Norris, $100,935 in relocation expenses paid by the Company for the benefit of Mr. Norris and $3,000 for Company contributions to the Company’s 401(k) plan.

2006 Grants of Plan-Based Awards

     The following table provides information regarding grants of plan-based awards for each of the named executive officers for 2006.

			Estimated Future Payouts Under			All Options	Exercise	Grant Date Fair
			Non-Equity Incentive Plan Awards			Awards: Number	Price of	Value of Stock
						of Securities	Option	and Option
	Type of	Grant	Threshold	Target	Maximum	Underlying	Awards	Awards
Name	Award	Date	($)	($)	($)	Options (#)	($/Sh)	($)
John R. Hinson	Annual		—	$ 112,000	$175,000
CEO	Incentive
	Award
	Stock Option	12/14/06				75,000	$8.38	$352,500

Michael K. Matysik	Annual		—	$ 76,800	$120,000
Senior VP, CFO and	Incentive
Secretary	Award
	Stock Option	12/14/06				45,000	$8.38	$211,500

Kurt B. Lemvigh	Annual		$11,434	$ 11,434	$28,586
VP, International	Incentive
	Award
	Sales		—	$ 63,669	—
	Commission
	Stock Option	12/14/06				30,000	$8.38	$141,000

Darryl R. Lustig	Annual			$ 20,000	$30,000
VP, Primary Care	Incentive
	Award
	Sales		—	$ 20,000	—
	Incentive
	Award
	Stock Option	12/14/06				15,000	$8.38	$70,500

Garry D. Norris	Annual		—	$ 72,500	$112.500
VP, Marketing	Incentive
	Award
	Stock Option	2/21/06				75,000	$11.13	$486,750
	Stock Option	12/14/06				7,500	$8.38	$35,250

     The following narrative discusses the material information necessary to understand the information in the tables above.

     Salary and Bonus. Each of the named executive officers is party to an amended and restated employment agreement with the Company, effective on September 20, 2006. The amended and restated employment agreements also contain provisions for payments upon termination of employment in certain circumstances, including following a change of control of the Company. These provisions are described in more detail below under Termination of Employment and Change of Control Arrangements.

     Mr. Hinson. Pursuant to his employment agreement, Mr. Hinson serves as President and Chief Executive Officer. From January 1 to April 30, 2006, under the terms of his prior employment agreement, Mr. Hinson received an annual base salary of $272,500. Effective May 1, 2006, Mr. Hinson’s annual base salary increased to $350,000. Mr. Hinson’s salary will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the executive bonus plans adopted and modified by the board of directors and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements. Mr. Hinson is also entitled to an annual automobile allowance of $6,300.

     Mr. Matysik. Pursuant to his employment agreement, Mr. Matysik serves as Senior Vice President, Chief Financial Officer and Secretary. From January 1 to April 30, 2006, under the terms of his prior employment agreement, Mr. Matysik received an annual base salary of $202,195. Effective May 1, 2006, Mr. Matysik’s annual base salary increased to $240,000. Mr. Matysik’s salary will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the executive bonus plans adopted and modified by the board of directors and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements.

     Mr. Lemvigh. Pursuant to his employment agreement, Mr. Lemvigh serves as Vice President, International. Under his employment agreement, Mr. Lemvigh receives, and in 2006 under the terms of his prior employment agreement, Mr. Lemvigh received, an annual base salary of 1,673,640 DKr, or approximately $295,937. Effective March 15, 2007, Mr. Lemvigh’s annual base salary increased to 1,799,640 DKr, or approximately $316,281. Mr. Lemvigh’s salary will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the executive bonus plans plans adopted and modified by the board of directors and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements.

     Mr. Lustig. Pursuant to his employment agreement, Mr. Lustig serves as Vice President, Primary Care. From January 1 to April 30, 2006, under the terms of his prior employment agreement, Mr. Lustig received an annual base salary of $173,896. Effective May 1, 2006, Mr. Lustig’s annual base salary increased to $200,000 and effective March 15, 2007, his annual base salary increased to $215,000. Mr. Lustig’s salary will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the executive bonus plans and/or commission plans adopted and modified by the board of directors and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements. Mr. Lustig is also entitled to an annual automobile allowance of $7,200.

     Mr. Norris. Pursuant to his employment agreement, Mr. Norris serves as Vice President, Marketing. Under the terms of his employment agreement, Mr. Norris receives an annual base salary of $225,000, effective as of January 16, 2006. Mr. Norris’s salary will be reviewed at least annually and may be changed at the discretion of the board or the compensation committee of the board. He is entitled to participate in the executive bonus plans and/or commission plans adopted and modified by the board of directors and in other benefit programs, including basic health, dental and vision insurance, provided with the approval of the board, subject to applicable eligibility requirements.

     Bonus. The amount in the “Bonus” column in the Summary Compensation Table represent discretionary one-time signing bonus paid to Mr. Norris.

     Option Awards. Generally in the Summary Compensation Table, all amounts stated under “Option Awards” relate to stock options granted under our 1997 Stock Issuance/Stock Option Plan (the “1997 Plan”), 1998 Amended and Restated Equity Incentive Plan (the “1998 Plan”) or the 2002 Plan.

     Non-Equity Incentive Plan Compensation. The 2006 Grants of Plan-Based Awards Table reflects awards made under the Company’s 2006 Management Incentive Plan, the senior management program administered under the 2006 Management Incentive Plan, the sales incentive plan for Mr. Lustig and the sales commission plan for Mr. Lemvigh. The 2006 Management Incentive Plan and the senior management program administered under the 2006 Management Incentive Plan are described in more detail above under Compensation Discussion and Analysis. The amounts reported for Mr. Lemvigh under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for Mr. Lemvigh was sales commission equal to 0.2% of total sales of some of our products through the international sales channel. Mr. Lemvigh’s sales commission is paid quarterly based on sales made during the quarter. Mr. Lustig’s 2006 sales incentive plan provided that payments were based on achievement of a pre-established sales target, based on internally recorded annual revenues of our Primary Care channel. Additional information about Mr. Lustig’s sales incentive plan is set forth above in Compensation Discussion and Analysis.

Outstanding Equity Awards at 2006 Fiscal Year End

     The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of the named executive officers at 2006 fiscal year-end.

		Option Awards
		Number of Securities
		Underlying Unexercised
		Options (#)
				Option
				Exercise	Option
	Grant			Price	Expiration
Name	Date	Exercisable	Unexercisable	($)	Date
John R. Hinson CEO
Stock Options (1)	12/14/06	0	75,000	8.38	12/14/2016
Stock Options (2)	11/9/05	50,000	0	9.05	11/9/2015
Stock Options (1)	2/11/04	34,866	14,357	12.07	2/11/2014
Stock Options (1)	2/11/04	8,872	3,652	12.07	2/11/2014
Stock Options (1)	2/10/03	7,434	323	7.77	2/10/2013
Stock Options (1)	2/10/03	29,550	1,285	7.77	2/10/2013
Stock Options (3)	6/27/02	7,718	0	10.84	6/27/2012
Stock Options (3)	5/10/01	2,301	0	2.85	5/10/2011
Stock Options (3)	5/10/01	1,644	0	2.85	5/10/2011
Stock Options (3)	8/14/00	37,277	0	2.85	8/14/2010
Stock Options (3)	8/14/00	138,141	0	2.85	8/14/2010

Michael K. Matysik
Senior VP, CFO and Secretary
Stock Options (1)	12/14/06	0	45,000	8.38	12/14/2016
Stock Options (2)	11/9/05	25,000	0	9.05	11/9/2015
Stock Options (1)	2/11/04	16,748	6,896	12.07	2/11/2014
Stock Options (1)	2/11/04	10,589	4,359	12.07	2/11/2014
Stock Options (1)	2/10/03	13,098	569	7.77	2/10/2013
Stock Options (1)	2/10/03	5,394	234	7.77	2/10/2013
Stock Options (3)	6/27/02	115,777	0	10.84	6/27/2012

Kurt B. Lemvigh
VP, International
Stock Options (1)	12/14/06	0	30,000	8.38	12/14/2016
Stock Options (2)	11/9/05	15,000	0	9.05	11/9/2015
Stock Options (1)	10/1/04	7,500	0	19.70	10/1/2014
Stock Options (1)	12/31/03	5,000	0	39.90	12/31/2013
Stock Options (1)	10/24/02	2,500	0	17.50	10/24/2012
Stock Options (1)	9/26/01	10,000	0	24.00	9/26/2011

Darryl R. Lustig
VP, Primary Care
Stock Options (1)	12/14/06	0	15,000	8.38	12/14/2016
Stock Options (2)	11/9/05	20,000	0	9.05	11/9/2015
Stock Options (1)	7/28/04	4,518	2,959	10.05	7/28/2014
Stock Options (1)	7/28/04	2,478	1,622	10.05	7/28/2014
Stock Options (1)	2/11/04	10,611	4,368	12.07	2/11/2014
Stock Options (1)	2/11/04	324	133	12.07	2/11/2014
Stock Options (1)	2/10/03	11,095	482	7.77	2/10/2013

		Option Awards
		Number of Securities
		Underlying Unexercised
		Options (#)
				Option
				Exercise	Option
	Grant			Price	Expiration
Name	Date	Exercisable	Unexercisable	($)	Date
Garry D. Norris
VP, Marketing
Stock Options (1)	12/14/06	0	7,500(1)	8.38	12/14/2016
Stock Opions (1)	2/21/06	0	75,000(1)	11.13	2/21/2016

(1)	25% of the shares subject to the option vests on the one-year anniversary of the grant date and 1/48th of the shares subject to the option vest monthly thereafter for the next 3 years.

(2)	100% of the shares subject to the option were vested and immediately exercisable upon grant.

(3)	25% of the shares subject to the option vested on the six-month anniversary of the grant date and 1/48th of the shares subject to the option vest monthly thereafter.

2006 Option Exercises

     None of the named executive officers exercised any stock options during 2006.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Amended and Restated Employment Agreements

     The amended and restated employment agreements with each of our named executive officers provide for payments to the named executive officers upon specified termination of employment events, including termination of employment in connection with a change of control of the Company. Each of the agreements with the named executive officers may be terminated (i) upon the death or total disability (as the term “total disability” is defined in the agreement) of the named executed officer or (ii) by us or by the named executive officer at any time for any reason; provided that with respect to Mr. Lemvigh, he is provided 2 months’ notice for termination by us for cause (as the term “cause” is defined in Mr. Lemvigh’s agreement) and 6 months’ notice for termination by us for any other reason, and Mr. Lemvigh provides 1 month’s notice for termination by him for any reason. If the named executive officer’s employment is terminated due to death, total disability or any reason, other than in connection with or within twenty-four months of a change of control, he will be entitled to receive any base salary due to him and vacation time that has accrued through the date of his termination.

     Under Danish law, Mr. Lemvigh is entitled to receive severance payments if his employment is voluntarily terminated by him or us or if his employment is terminated by us without cause in amounts equal to 139,470 DKr and 278,940 DKr, respectively.

     If a change of control occurs during the term of the named executive officer’s employment with us and we terminate the named executive officer’s employment without cause (as the term “cause” is defined in each agreement) in connection with the change of control, the successor employer terminates the named executive officer’s employment without cause within twenty-four months of the consummation of the change of control, or the named executive officer terminates his employment for good reason (as the term “good reason” is defined in each agreement) in connection with the change of control or within twenty-four months of the consummation of the change of control (each such event a “Change of Control Trigger Event”), the named executive officer will be entitled to receive, in addition to any benefits to which he is entitled under our employee benefit plans and equity and incentive compensation plans, the following benefits:

1.	severance payments equal to the higher of the named executive’s base salary in effect immediately prior to the change of control or his base salary in effect immediately prior to termination, to be paid out over the number of months following the termination date in the course of the Company’s or the successor employer’s regularly scheduled payroll as follows:

       Mr. Hinson – 18 months
       Mr. Matysik – 12 months
       Mr. Lemvigh, Mr. Lustig and Mr. Norris – 6 months

2.	continuation of health, dental and vision insurance, at substantially equivalent coverage to those in place as of the termination date, and life insurance, including supplemental coverage, if and as allowed under the policy’s portability clause, for no less than the period of months specified for each named executive officer in 1 above, and other benefits substantially equivalent to those in place as of the termination date, for the period of months specified for each named executive officer in 1 above;
3.	any unpaid salary and accrued, unused vacation as of the date the named executive officer’s employment terminates;
4.	bonus payment equal to the target or budgeted amount for the year in which termination occurs, based on any bonus plan in place for that year, pro-rated for through the date of termination;
5.	acceleration of vesting of 100% of the named executive officer’s then unvested options to purchase shares of the Company’s common stock or shares of common stock of the successor employer issued in substitution of the Company’s common stock in connection with the change of control, any restricted stock units or other similar stock based awards; and
6.	if the foregoing benefits, when aggregated with any other payments or benefits received by a named executive officer, or to be received by a named executive, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional “gross up” payment so that the net amount retained by the named executive officer would be equal to the payments described in 1-5 above.

     Under the amended and restated employment agreements, a “Change of Control” occurs if:

1.	a merger or consolidation of the Company with or into any other company, entity or person or
2.	a sale, lease, exchange or other transfer in one transaction or a series of transactions undertaken with a common purpose of all or substantially all of our then outstanding securities or all or substantially all of our assets; provided, however, that a Change of Control shall not include a related party transaction, as that term is defined in the amended and restated employment agreements.

     A Change of Control also includes (i) the purchase of a significant portion of our common stock without approval of a majority of our incumbent directors and (ii) a successful proxy contest, which is stated in terms of the board becoming composed of a majority of persons that are not incumbent directors (or appointed or nominated by incumbent directors).

     If we terminate Mr. Hinson’s, Mr. Matysik’s, Mr. Lemvigh’s or Mr. Lustig’s employment for cause in connection with the change of control, the successor employer terminates such executive officer’s employment with cause within twenty-four months of the consummation of the change of control, or such executive officer terminates his employment without good reason in connection with the change of control or within twenty-four months of the change of control, he will be entitled to receive only base salary due to him and vacation time that has accrued through the date of his termination. In all termination of employment events in connection with a change of control as described above, Mr. Lemvigh is entitled to 6 months’ notice during which he is entitled to receive base salary and benefits in effect as of the date of such notice.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT
OR CHANGE IN CONTROL TABLE

     The table below reflects the cash amount paid to Mr. Lemvigh if his employment was voluntarily terminated by him or us or if his employment was terminated by us without cause on December 31, 2006 and the potential payments upon Change of Control Triggering Event for each of the named executive officers. Amounts reported for the Change in Control Triggering Event assume a change of control and termination of employment on December 29, 2006, the last business day of fiscal 2006. The amounts in the Cash Severance column under Change of Control Triggering Event include the total cash payment to be made to each named executive officer for the severance period for that officer and the amount of the target bonus and/or non-equity incentive plan compensation the named executive officer was awarded in fiscal 2006. The amounts in the Value of Accelerated Stock Options column under Change of Control Triggering Event assume that the intrinsic value per share for vested stock options is $8.07 per share, the closing price of our common stock on December 29, 2006. As of December 29, 2006, no portion of the total severance payable to each of our named executive officers constituted a “parachute payment” for which the executive was entitled to a “gross up” payment pursuant to his employment agreement.

			Change of Control Triggering Event
		Involuntary			Value of
		Termination			Accelerated
	Voluntary	w/o Cause –	Cash	Health Care	Stock
Name and Title	Termination	Cash Severance	Severance	Continuation	Options	Total Value
John R. Hinson CEO	$-	$-	$560,000	$16,797	$482	$577,279

Michael K. Matysik
Senior VP, CFO and Secretary	$-	$-	$264,000	$15,038	$241	$279,279

Kurt B. Lemvigh
VP, International	$24,661	$49,323	$177,562	$7,990	$-	$185,552

Darryl R. Lustig
VP, Primary Care	$-	$-	$120,000	$7,446	$145	$127,591

Garry D. Norris
VP, Marketing	$-	$-	$135,000	$3,305	$-	$138,305

Other Change-in-Control Arrangements

     Pursuant to both the 1998 Plan and the 2002 Plan, in the event of certain corporate transactions, such as the sale of all or substantially all of our securities or assets or a merger, the 1998 Plan and the 2002 Plan each provide that each outstanding award will be assumed or substituted with a comparable award by the surviving corporation or acquiring corporation. If the surviving corporation or acquiring corporation does not assume or substitute awards, outstanding awards will become 100% vested and exercisable immediately before the corporate transaction. To the extent that options accelerate due to a corporate transaction, the restrictions on stock awards also will lapse. In the event of our dissolution or liquidation, such awards terminate if not exercised prior to such event.

     Pursuant to our 2002 Employee Stock Purchase Plan, in the event of certain corporate transactions, such as a merger, consolidation or sale of all or substantially all of our assets, each outstanding right to purchase shares under the ESPP will be assumed or an equivalent right substituted by the acquiring or surviving corporation. If such corporation does not assume or substitute for the right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of our proposed liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

     Pursuant to the 1997 Plan, in the event of certain corporate transactions, such as the sale of substantially all of our securities or assets or a merger, the shares subject to each option outstanding under the 1997 Plan at the time of such corporate transaction shall automatically become 100% vested and exercisable immediately prior to the effective date of the corporate transaction. In addition, all outstanding repurchase rights under the stock issuance program under the 1997 Plan shall also terminate automatically, and the shares subject to those terminated rights shall immediately vest in full, in the event of any corporate transaction. The plan administrator under the 1997 Plan also has the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options (and the immediate termination of our repurchase rights with respect to the shares).

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders and our annual report on Form 10-K for the fiscal year ended December 31, 2006.

THE COMPENSATION COMMITTEE: W. Robert Berg Jue-Hsien Chern Jeffrey F. O’Donnell, Sr. Tim Mickelson

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

     The Board has delegated to our audit committee the responsibility for reviewing related person transactions. In accordance with its written charter, the audit committee reviews the material facts of all related-person transactions, including transactions between the Company and our officers or directors (or affiliates of officers or directors), that require the committee’s approval under the applicable rules of the Securities and Exchange Commission and NASDAQ. The audit committee either approves or disapproves the entering into of each related person transaction. If advance review or approval is not feasible prior to the entry into of a particular related person transaction, the audit committee will review that transaction after it has been entered into and determine whether to ratify such transaction. The audit committee has the authority to establish categories of related person transactions which do not require the approval of the committee as well as procedures for consummating certain categories of transactions without the approval of the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 1, 2007, by:

  each person known to the board of directors to own beneficially 5% or more of our common stock;
  each of our directors;
  each of the executive officers named in the summary compensation table; and
  all of our directors and executive officers as of April 1, 2007 as a group.

Percent of Shares Beneficially Owned

	Number of Shares	Percent of
Name of Beneficial	Beneficially Owned	Outstanding
Owner	(1)	Shares
Entities affiliated with Perseus L.L.C. (2)	3,151,773	13.9%
2099 Pennsylvania Avenue, Suite 900
Washington, D.C. 20006-7813
Goldman Sachs Asset Management, L.P.(3)	2,455,670	10.8%
32 Old Slip
New York, NY 10005
J. Carlo Cannell (4)	2,244,119	9.9%
P.O. Box 3459
240 E. DeLoney Ave.
Jackson, WY 83001
Wells Fargo & Company (5)	1,259,225	5.6%
420 Montgomery Street
San Francisco, CA 94104
Raymond W. Cohen (6)	277,825	1.2%
Ruediger Naumann-Etienne (7)	488,621	2.1%
John R. Hinson (8)	501,365	2.2%
Michael K. Matysik (9)	213,128	*
Darryl Lustig (10)	57,779	*
Kurt Lemvigh (11)	40,000	*
W. Robert Berg (12)	34,698	*
Jue-Hsien Chern (13)	28,936	*
Ray E. Newton, III (14)	—	*
Jeffrey F. O’Donnell, Sr. (15)	27,500	*
Garry D. Norris (16)	20,313	*
Timothy C. Mickelson	—	—
All directors and executive officers (15 persons) (17)	1,784,593	7.4%
____________________

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options currently exercisable or exercisable within 60 days after April 1, 2007 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of April 1, 2007, we had 22,647,705 shares of common stock outstanding. Except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the number of shares listed opposite the shareholder’s name. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Cardiac Science Corporation, 3303 Monte Villa Parkway, Bothell, Washington 98021.

(2)	Consists of 96,888 shares issuable upon exercise of outstanding warrants and 3,054,885 shares owned by Perseus Acquisition/Recapitalization Fund, LLC, Perseus Market Opportunity Fund, LP and Cardiac Science Co-Investment, LP. Frank H. Pearl, an executive officer of Perseus, LLC, may be deemed a beneficial owner of the shares.

Ray E. Newton, III, is a member of our board of directors and a Managing Director of Perseus, LLC. Perseus Acquisition/Recapitalization Management, LLC is a Managing Member of Perseus Acquisition/Recapitalization Fund, LLC. Perseuspur, LLC is a Managing Member of Perseus Acquisition/Recapitalization Management, L.L.C. By reason of such relationships, each of (i) Perseus Acquisition/ Recapitalization Management, LLC and (ii) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Acquisition/Recapitalization Fund, LLC. Mr. Frank H. Pearl may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Acquisition/ Recapitalization Fund, LLC.

Perseus Market Opportunity Partners, L.P. is a General Partner of Perseus Market Opportunity Fund, L.P. Perseus Market Opportunity Partners GP, L.L.C. is a General Partner of Perseus Market Opportunity Partners, L.P. Perseus, LLC is a Managing Member of Perseus Market Opportunity Partners, G.P., L.L.C. Perseuspur, LLC is a Managing Member of Perseus, LLC. By reason of such relationships, each of (i) Perseus Market Opportunity Partners, L.P., (ii) Perseus Market Opportunity Partners GP, L.L.C., (iii) Perseus, LLC and (iv) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Market Opportunity Fund, L.P. Mr. Frank H. Pearl, a Managing Director of Perseus, LLC, may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Perseus Market Opportunity Fund, L.P.

Perseus Acquisition/Recapitalization Management, L.L.C. is a General Partner of Cardiac Science Co- Investment, L.P. Perseuspur, LLC is a Managing Member of Perseus Acquisition/Recapitalization Management L.L.C. By reason of such relationships, each of (i) Perseus Acquisition/Recapitalization Management, L.L.C. and (ii) Perseuspur, LLC may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Cardiac Science Co-Investment, L.P. Mr. Frank H. Pearl may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Cardiac Science Co-Investment, L.P.

(3)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2007. According to such filing, Goldman Sachs Asset Management, L.P. has sole voting power with respect to 2,218,049 shares and sole dispositive power with respect to all shares.

(4)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2007. According to such filing, J. Carlo Cannell has sole voting power and sole dispositive power with respect to all shares. Mr. Cannell is the controlling member of Cannell Capital, LLC, an investment adviser.

(5)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2007. The Schedule 13G/A reports each of Wells Fargo & Company and Wells Capital Management Incorporated beneficially owns all shares. The Schedule 13G/A also reports that Wells Fargo & Company is a parent holding company and that Wells Capital Management Incorporated is a registered investment advisor. As reported in the Schedule 13G/A, each of Wells Fargo & Company has sole voting power with respect to 1,192,495 shares and sole dispositive power with respect to all shares, and Wells Capital Management Incorporated has sole voting power with respect to 1,127,095 shares and sole dispositive power with respect to all shares.

(6)	Includes 265,000 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(7)	Includes 392,873 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(8)	Includes 323,270 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(9)	Includes 189,821 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(10)	Includes 51,196 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(11)	Consists of 40,000 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(12)	Includes 29,295 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(13)	Includes 25,436 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(14)	See Note 2.

(15)	Consists of 27,500 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(16)	Consists of 20,313 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007.

(17)	Includes 1,459,017 shares issuable upon exercise of options which are currently exercisable or exercisable within 60 days after April 1, 2007 and 115 vested restricted stock units.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2006 about our common stock that may be issued upon the exercise of outstanding stock options and other rights granted to employees, consultants or directors under our currently existing equity compensation plans.

			Number of securities
			remaining available for
	Number of securities		future issuance under equity
	to be issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected
Plan category	warrants and rights	warrants and rights(1)	in the first column)
Equity compensation plans approved by security holders	2,180,550	$7.92	662,720	(2)(3)(4)
Equity compensation plans not approved by security holders	1,159,505	$24.50	168,783	(5)
Total	3,340,055	$13.68	831,503
____________________

(1)	Weighted average exercise price is calculated for outstanding stock options and does not include any value with respect to outstanding restricted stock units.

(2)

Includes 567,894 shares remaining available for purchase under the 2002 ESPP. The 2002 ESPP includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually by the least of (1) 175,240 shares, (2) an amount equal to 2 percent of the outstanding shares of the common stock as of the end of the immediately preceding fiscal year on a fully diluted basis, and (3) a lesser amount determined by our board of directors. Excludes 175,240 additional shares of common stock that became available for purchase under the 2002 ESPP on January 1, 2007 pursuant to the evergreen formula.

(3)

Includes 94,826 shares remaining available for issuance under the 2002 Plan. The 2002 Plan includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually by the least of (1) 526,621 shares, (2) an amount equal to 3 percent of the number of shares of common stock outstanding on a fully diluted basis as of the end of our immediately preceding fiscal year, and (3) a lesser amount determined by our board of directors. Excludes 526,621 additional shares of common stock that became available for issuance under the 2002 Plan on January 1, 2007 pursuant to the evergreen formula. Also excludes shares that will become issuable under the 2002 Plan if and when they cease to be subject to outstanding awards (other than by reason of exercise or settlement of the awards) under our 1998 Plan (which was suspended on the effective date of our initial public offering). Shares available for issuance under the 2002 Plan may be issued pursuant to stock options, stock awards or stock units.

(4)

Our stock option grant program for non-employee directors is administered under the 2002 Plan and provides for the following automatic grants of stock to each of our non-employee directors: (1) an initial grant to purchase 7,500 shares of our common stock as of the date of the director’s initial election or appointment to the board and (2) an annual grant to purchase 7,500 shares of our common stock immediately following each year’s annual stockholders meeting, except that any non-employee director who received an initial grant within three months before an annual meeting of shareholders will not receive an annual grant until immediately following the second annual meeting after the date of the initial grant. Twenty-Five Percent (25%) of the shares subject to the grant shall vest and become exercisable one year after the grant date and 1/36th of remaining shares subject to the grant shall vest and become exercisable monthly thereafter over the next three years However, if a non-employee director resigns or retires from the board before all options granted to the director have fully vested, the unvested portion of any option granted to a non-employee director (the “Unvested Portion”) shall continue to vest in accordance with the vesting schedule described above. The vested portion of any option may be exercised until the earlier of (i) six months after the date on which the unvested portion of all options held by such non-employee director is fully vested and exercisable and (ii) the expiration date of the option. In the event of the death of a non-employee director, the Unvested Portion immediately becomes fully vested and exercisable, and the option may be exercised until the earlier of (i) one year after the date of death of the non-employee director and (ii) the expiration date of the option. In the event of any Company Transaction (as defined in the 2002 Plan), (a) except as provided in (b) below, each outstanding option shall be assumed or an equivalent option or right substituted by the Successor Company (as defined in the 2002 Plan) or (b) if in connection with a Company Transaction the Successor Company refuses to assume or substitute for an option, then upon consummation of a Company Transaction, each outstanding option held by a non-employee director shall become fully vested and exercisable with respect to 100% of the unvested portion of the option. The exercise price for all options granted to non-employee directors is the fair market value of our common stock on the date of grant.

(5)

Consists of 168,783 shares remaining available for issuance under the 1997 Plan, which can be used for awards to individuals who previously provided services to CSI before the Merger or who we have hired following the Merger. Shares available for issuance under the 1997 Plan may be issued pursuant to stock options, stock awards or stock units.

Description of Equity Compensation Not Approved By Stockholders

     Equity Compensation Awards Granted Outside of the 2002 Plan

     During 2004 the board of directors of Quinton granted one nonqualified stock option outside of the 2002 Plan but governed by the terms and conditions of the 2002 Plan as an inducement award for a newly hired employee. Allan Criss, our Vice President, Acute Care, was granted a nonqualified stock option on March 10, 2004 to purchase 19,295 shares of our common stock at an exercise price of $12.20 per share.

     During 2003 the board of directors of Quinton granted two nonqualified stock options outside of the 2002 Plan but governed by the terms and conditions of the 2002 Plan as inducement awards for newly hired employees. Atul Jhalani, our Vice President, Marketing, was granted a nonqualified stock option on October 22, 2003 to purchase 57,889 shares of our common stock at an exercise price of $10.42 per share. Feroze Motafram, our Vice President, Operations, was granted a nonqualified stock option on July 23, 2003 to purchase 46,310 shares of our common stock at an exercise price of $10.78 per share.

     Administration. These options may be administered by our board of directors or any committee appointed by the board to administer the 2002 Plan (the “plan administrator”). The plan administrator’s decisions, determinations and interpretations are binding on the holders of these options.

     Vesting and Exercise. The exercise price for shares purchased under these options must be paid in a form acceptable to the plan administrator, which forms may include cash, a check, shares of already owned common stock, a broker-assisted cashless exercise or such other consideration as the plan administrator may permit. Each of these options will vest and become exercisable by the holder based on a vesting schedule as follows: 25% after the first year and 1/36th of the remaining shares subject to the option each month thereafter. Unless the plan administrator determines otherwise, options vested as of the date of termination of each optionee’s employment or service relationship with Quinton by reason of death or disability generally will be exercisable for one year after the date of termination unless the option term expires as of an earlier date. In the event of termination for a reason other than death or disability, these options will be exercisable for a period of time determined by the plan administrator, generally three months after the date of termination, and in no event may these options be exercisable after the expiration of their respective terms. A transfer of employment or service relationship between us, our subsidiaries and any parent of Quinton will not be deemed a termination for purposes of these options.

     Transferability. Unless otherwise determined by the plan administrator, these options may not be transferred or assigned except by will or the laws of descent and distribution, and may not be exercised by anyone other than the holder during the holder’s lifetime.

     Adjustment of Shares. In the event of stock splits, stock dividends, reclassification or similar changes in our capital structure, the board of directors, in its sole discretion, will make equitable adjustments in (a) the number of shares covered by each of these options and (b) the purchase price of the common stock underlying each option.

     Company Transaction. In the event of merger or consolidation of Quinton with or into any other company or a sale, lease, exchange or other transfer of all or substantially all our then outstanding securities or all or substantially all our assets, these options will be assumed or substituted for successor company. If the successor company refuses to assume or substitute for these options, these options will become immediately vested and exercisable immediately prior to the effective date of the transaction and will then be terminated.

     Termination and Amendment. The board of directors may at any time amend these options. No amendment of these options may impair the rights of the holder of the amended option without that holder’s written consent. These options will expire on the tenth anniversary of the grant date, unless earlier terminated by their terms.

     1997 Stock Option/Stock Issuance Plan and Equity Compensation Awards Granted Outside of the 1997 Plan

     In connection with the Merger, we assumed the 1997 Plan and certain outstanding options that were granted by CSI outside of the 1997 Plan, but subject to the terms and conditions of the 1997 Plan.

     Number of Shares. A total of 1,328,288 shares are reserved for issuance under the 1997 Plan, 168,783 of which are available for issuance and 1,159,505 of which are subject to outstanding options, but may become available for issuance to the extent such options expire or otherwise terminate without the issuance of shares. A total of 93,775 shares are subject to options that have been granted outside of the 1997 Plan.

     Administration. The 1997 Plan provides that the Board of Directors (or committee), shall administer the 1997 Plan. Subject to the terms of the 1997 Plan, the Board of Directors (or committee) has authority to determine and designate those employees, including officers, and directors, consultants and advisors, who are to be granted options or shares and the number of shares underlying such options. Subject to the express provisions of the 1997 Plan, the Board of Directors (or committee) also has the authority to interpret the 1997 Plan and to prescribe, amend and rescind the rules and regulations relating thereto.

     Types of Awards. The 1997 Plan authorizes the granting of incentive stock options to employees of us or any of our subsidiaries, including officers, and non-statutory stock options to employees, including officers, and directors, as well as to certain consultants and advisors. The 1997 Plan also authorizes direct issuance of stock to eligible participants in the 1997 Plan at a price per share of not less than 85% of the fair market value on the date of issuance, payable in cash, by check, or, if permitted under the terms of the grant, by promissory note. The consideration for such shares may also be past services rendered to us. Such stock issuances may vest immediately or in one or more installments as determined by the Board of Directors. The holder of such stock, however, shall have full stockholder rights with respect to said stock, whether or not vested.

     Adjustment of Shares. The maximum amount of shares issuable upon the exercise of options or direct issuance and the number of shares and exercise price per share in effect under each outstanding option are subject to adjustment upon the occurrence of certain events, including, but not limited to, stock dividends, stock splits, combinations, mergers, consolidations, reorganizations, reclassifications, exchanges or other capital adjustments.

     Exercise Prices. The option price for the common stock underlying the options is determined by the Board of Directors or a committee designated by the Board and consisting of two or more members, but in no event shall it be, with respect to incentive stock options, less than 100% of the fair market value of the common stock on the date it is granted (110% in the case of optionees who own more than 10% of the voting power of all classes of stock). The exercise price for non-statutory options may be less than 100% of the fair market value of the common stock on the date the option is granted. The Code limits to $100,000 the fair market value (determined at the time the option is granted) of the common stock with respect to which incentive options are first exercisable by any individual employee during any calendar year.

     Term of Options. No option granted under the 1997 Plan may be exercised after the expiration of the option, which may not, in any case, exceed ten years from the date of grant (five years in the case of incentive options granted to persons who own more than 10% of the voting power of all classes of stock). Options granted under the 1997 Plan are exercisable on such basis as determined by the Board of Directors.

     Company Transaction. In the event of a liquidation or dissolution of us or a merger or consolidation of us resulting in a transfer of more than 50% of the voting power of our securities, any unexercised options granted under the 1997 Plan shall, immediately prior to such transaction, become fully exercisable. If not exercised prior to such transaction, all options shall be deemed cancelled unless the surviving corporation in any such merger or consolidation elects to assume the options under the 1997 Plan. All shares of stock issued pursuant to the 1997 Plan shall also be immediately vested in the event of such a transaction.

     Option Exercise. The exercise of an option is contingent upon receipt by us of a written notice of exercise from the holder thereof, and payment to us, either in cash, a check to our order, or, in certain circumstances, shares of common stock, of the purchase price for the shares of common stock. Options granted under the 1997 Plan may not be transferred by the participant other than by will or the laws of descent and distribution and may be exercised during the holder’s lifetime only by such holder.

     Termination of Service. If an employee or director by reason of a termination of such relationship other than disability or misconduct ceases to be an employee or director prior to his exercise of the option, the option granted to such employee or other person shall automatically terminate, lapse and expire 90 days from the date of termination. If an employee or director ceases to be an employee or a director of us by reason of disability, such holder may exercise any option he holds at any time within twelve months from the date of termination for such cause, but only to the extent the holder had the right to exercise such option at the date of such termination. If an employee or director dies while holding an outstanding option, his option rights may be exercised by the person or persons to whom such rights under the option are transferred by will or the laws of descent and distribution within twelve months from the date of death.

     Termination and Amendment. Unless previously terminated in certain circumstances, the 1997 Plan will terminate in December 2007. The Board of Directors may terminate or suspend the 1997 Plan or make such modifications or amendments thereto as it shall deem advisable; provided, however, that no amendment, termination or modification shall adversely affect the rights of a holder of an option previously granted thereunder and no amendment that would materially increase the number of shares that may be issued under the 1997 Plan, materially modify the requirements of eligibility for participation in the 1997 Plan, or otherwise materially increase the benefits necessary to participants under the 1997 Plan, shall be made without the approval of shareholders of us.

     U.S. Federal Income Tax Consequences

     The following provides only a general summary of the U.S. federal income tax laws that apply to stock options granted outside of the 2002 Plan and stock options and stock awards granted under and outside of the 1997 Plan. The summary is based on the Code, applicable Treasury regulations under the Code, rulings and other guidance issued by the Internal Revenue Service and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary is not intended to address all aspects of U.S. federal income taxation that may be relevant to holders of stock options granted outside of the 2002 Plan or stock options or stock awards granted under or outside of the 1997 Plan, such as aspects of U.S. federal income taxation that may be relevant to holders subject to special treatment under U.S. federal tax laws or who are residents of, or are employed in, a country other than the United States. Furthermore, this summary does not address any tax consequences under the laws of any foreign, state or local jurisdiction, nor does it provide a detailed discussion of the alternative minimum tax.

     Stock Options. In general, an option holder will not recognize income upon the grant of stock options.

     Exercise of NSOs. Upon the exercise of a NSO, an option holder will recognize compensation taxable as ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When an option holder sells or otherwise disposes of the shares that an option holder received upon exercise of a NSO, an option holder generally will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount that an option holder received from the transaction and the tax basis of the shares disposed of. If an option holder pays the option exercise price entirely in cash, the tax basis of the shares that an option holder receives upon exercise generally will equal the fair market value of those shares on the exercise date (but not less than the option exercise price), and the holding period for those shares will begin on the day after the exercise date. If an option holder uses already owned shares to pay the option exercise price, in whole or in part, in general, (i) an option holder will not recognize income upon the exchange of the already owned shares for those shares of stock acquired upon exercise that are equivalent to the already owned shares, (ii) an option holder will recognize compensation taxable as ordinary income equal to the fair market value of the shares acquired upon exercise that exceed the already owned shares used to pay the exercise price, less cash (if any) used to pay the exercise price, (iii) an option holder may carry over the holder’s tax basis and holding period for the already owned shares to the shares received upon exercise that are equivalent to those already owned shares, and (iv) the tax basis of any additional shares an option holder receives upon exercise will be the fair market value of those shares on the exercise date (plus, the amount of cash, if any, used to pay the exercise price), and the holding period for the additional shares will begin on the day after the exercise date.

     The same NSO tax consequences described above also apply to an ISO that an option holder exercises more than three months after the holder’s termination of employment as an employee (or more than 12 months after termination in the case of disability).

     Exercise of ISOs. If an option holder exercises an ISO during employment as an employee or within three months after the holder’s employment as an employee ends (12 months in the case of disability), an option holder will recognize no income at the time of exercise for regular U.S. federal income tax purposes (although an option holder generally will recognize income for alternative minimum income tax purposes at that time as if the option were a NSO). If an option holder sells or exchanges the shares that an option holder receive upon exercise of an ISO after the later of (i) one year from the date that an option holder exercised the ISO and (ii) two years from the grant date of the option, an option holder generally will recognize long-term capital gain or loss equal to the difference between the amount an option holder received in the sale or exchange and the option exercise price. If an option holder disposes of the shares that an option holder received upon exercise of an ISO, including by gift, before the holding period requirements discussed above are satisfied (a “Disqualifying Disposition”), an option holder generally will recognize compensation taxable as ordinary income in the year of the Disqualifying Disposition equal to the excess of the fair market value of the shares received upon exercise of the ISO over the option exercise price (or generally, if less, the excess of the amount received in the sale or exchange of the shares over the option exercise price), and will recognize capital gain or loss equal to the difference between (i) the amount an option holder received in the sale or exchange, and (ii) the option exercise price, increased by the amount of compensation income, if any, that an option holder recognized.

     If an option holder exercises an ISO through delivery of already owned shares of common stock, except as discussed in the next paragraph, (i) an option holder generally will recognize no income upon the stock-for-stock exercise, (ii) to the extent that an option holder acquires shares upon exercise that are equivalent to the already owned shares, the holder’s basis in those shares will equal the tax basis in the already owned shares, and the holder’s tax basis in any additional shares acquired upon exercise will equal the amount of cash, if any, paid upon exercise, (iii) except for purposes of applying the ISO holding period requirements described above, to the extent that an option holder acquires shares upon exercise that are equivalent to the already owned shares, the holder’s holding period in those shares will include the holder’s holding period in the already owned shares, and the holder’s holding period for any additional shares acquired upon exercise will begin on the day after the exercise date, and (iv) a Disqualifying Disposition of the shares received upon exercise will be treated first as a Disqualifying Disposition of the shares with the lowest basis. If an option holder exercises an ISO by tendering already owned shares for which the ISO holding period requirements described above are not met (which would, for example, include shares of common stock acquired upon exercise of an ISO that are immediately sold by a broker to obtain the proceeds necessary to pay the exercise price and any applicable withholding tax obligations), in general, (i) the transaction will be treated as a Disqualifying Disposition of those shares, with the result that an option holder will recognize compensation taxable as ordinary income, as discussed above, and any additional appreciation in the value of the stock that is not taxed as compensation under the rules for a Disqualifying Disposition will not be recognized upon exercise, and (ii) to the extent that an option holder acquires shares upon exercise that are equivalent to the already owned shares, the holder’s basis in those shares will equal the basis in the already owned shares, increased by any compensation income that an option holder recognizes by reason of the Disqualifying Disposition, and the holder’s basis in any additional shares acquired upon exercise will equal the amount of cash, if any, used to pay the exercise price. The holding period considerations and consequences of a Disqualifying Disposition of the shares acquired upon exercise of the ISO are similar to those discussed in the immediately preceding paragraph.

     Unrestricted Stock Awards. Upon the receipt of shares under stock awards that are not subject to restrictions, other than restrictions on transfer, the holder generally will recognize compensation taxable as ordinary income at the time of receipt equal to the difference between the fair market value of the shares on the date of receipt and the amount, if any, paid for the shares. When the holder subsequently sells or otherwise disposes of the shares that the holder received, the holder generally will recognize capital gain or loss, as the case may be, equal to the difference between the amount that the holder received for the shares and the tax basis of the shares disposed of. The holder’s holding period for the shares will begin on the date that the holder receives shares under the stock award, and the tax basis in the shares generally will equal the fair market value of the shares on that date.

     Restricted Stock Awards With No Election Made under Section 83(b) of the Code. Upon receipt of a restricted stock award, the holder generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. When the holder subsequently sells or otherwise disposes of the shares, the holder generally will recognize capital gain or loss, as the case may be, equal to the difference between the amount that the holder receive for the shares in the transaction and the tax basis of the shares disposed of. The tax basis of the shares generally will be equal to the fair market value of the shares on the date that the restrictions first lapse, and the holding period for those shares will also begin on that date. If the holder sells or otherwise disposes of restricted shares before the restrictions on the shares first lapse, the holder generally will recognize compensation taxable as ordinary income equal to the difference between the amount of consideration the holder that receive for the restricted shares in the transaction and the amount, if any, that the holder paid for the restricted shares. If the holder forfeits the shares to us (for example, upon termination of the holder’s employment before expiration of the restriction period), the holder generally will recognize ordinary gain or loss upon the forfeiture equal to the difference between the amount that the holder paid for the shares, if any, and the amount received as a result of the forfeiture. Unless a valid and timely election under Section 83(b) of the Code has been made (discussed below), any dividends paid with respect to unvested restricted shares generally will be treated as compensation taxable as ordinary income at the time the dividends are received.

     Restricted Stock Awards With an Election Made under Section 83(b) of the Code. Within 30 days after the holder receives a restricted stock award, the holder generally may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income at the time the holder receives the restricted stock award in an amount equal to the excess of the fair market value of the restricted shares at the time of receipt over the amount, if any, paid for the shares. If an election under Section 83(b) is made in a timely and proper manner, when the restrictions on the shares lapse, the holder will not recognize any additional compensation income. When the holder sells or exchanges the shares, the holder will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount of consideration that the holder received from the transaction and the tax basis of the shares disposed of. The tax basis of the shares generally will equal the fair market value of the shares on the date that the holder received the stock award, and the holder’s holding period for the shares will begin on that date. If the holder forfeit the shares to us (for example, upon termination of the holder’s employment before expiration of the restriction period), the holder may not claim a deduction for the amount of compensation income recognized as a result of making the Section 83(b) election.

     Other General Tax Considerations. The foregoing summary applies only to option holders and awardees that hold shares of common stock received upon exercise of stock options or pursuant to a stock award, as the case may be, as a capital asset. Capital gain or loss generally will be long-term capital gain or loss if the stock is held during a holding period of more than 12 months. Under current law, net long-term capital gain generally is eligible for preferential tax rates, and the deductibility of capital losses is subject to significant limitations. Compensation recognized by an employee that is taxable as ordinary income is subject to applicable social security and Medicare taxes (FICA taxes) and federal income tax withholding and must be treated as wage compensation reportable on Internal Revenue Service Form W-2. With respect to stock options granted outside of the 2002 Plan and stock options and stock awards granted under or outside of the 1997 Plan, we generally will be allowed to claim a business expense deduction at the same time and in the same amount as the holder recognizes compensation taxable as ordinary income.

ADDITIONAL INFORMATION AND STOCKHOLDER PROPOSALS

Selection of Independent Registered Public Accounting Firm

     The audit committee of our board of directors appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2006. We expect that representatives from KPMG LLP will be present at the 2007 annual meeting, will be given an opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented at our 2008 Annual Meeting of Stockholders must be received by us not later than December 27, 2007 in order to be included in the proxy statement and proxy relating to that annual meeting. A stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the meeting. In addition, if we receive notice of a stockholder proposal earlier than January 25, 2008 or later than February 25, 2008, the persons named as proxies in the proxy statement for our 2008 Annual Meeting of Stockholders will have discretionary authority to vote on such proposal at the meeting.

     Stockholders are also advised to review our bylaws that contain additional requirements with respect to advance notice of stockholder proposals and director nominations. These advance notice provisions apply regardless of whether a stockholder seeks to include such proposals in our proxy statement.

By Order of the Board of Directors,

Michael K. Matysik
Senior Vice President, Chief Financial
Officer and Secretary

April 25, 2007

     A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Investor Relations, Cardiac Science Corporation, 3303 Monte Villa Parkway, Bothell, Washington 98021.

ATTN: LAURA PRINCE - PROXY 3303 MONTE VILLA PKWY BOTHELL, WA 98021
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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
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CARDIAC SCIENCE CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW.

Vote on Directors

1.	To elect three Class II directors.

Nominees:

	01)	Jue-Hsien Chern, Ph.D.
	02)	Raymond W. Cohen
	03)	Ruediger Naumann-Etienne, Ph.D.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

2.	In their discretion upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, the person named in the this proxy will vote in their discretion.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CARDIAC SCIENCE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 25, 2007

The stockholder(s) hereby appoint(s) Daphne Taylor and Mike Matysik, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cardiac Science Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on May 25, 2007, at the offices of Cardiac Science Corporation located at 3303 Monte Villa Parkway, Bothell, Washington 98021, and any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE